EXHIBIT 99.1

PRECISION CASTPARTS CORP. COMPLETES
ACQUISITION OF SPS TECHNOLOGIES, INC. AND
ANNOUNCES FINAL RESULTS OF MERGER CONSIDERATION ELECTIONS

PORTLAND OR, December 9, 2003 – Precision Castparts Corp. (NYSE:PCP) has completed the acquisition of SPS Technologies, Inc. (NYSE:ST), a supplier of fasteners and other metal products to the aerospace, automotive, and general industrial and other markets.  Under the terms of the merger agreement signed on August 16, 2003, PCC issued an aggregate of 9,302,283 shares of PCC common stock and paid $294,130,234 in cash (excluding cash in lieu of fractional shares of PCC common stock) for all outstanding shares of SPS.

The following information was submitted by The Bank of New York, the exchange agent, regarding the final results of merger consideration elections:

•                  The holders of 100,835 shares of SPS common stock elected to receive cash in exchange for their SPS shares;

•                  The holders of 12,657,846 shares of SPS common stock elected to exchange their shares for shares of PCC common stock; and

•                  The holders of 921,795 shares of SPS common stock failed to make a valid election.

Based on the final election results, all shares of SPS common stock that are the subject of a valid cash election will be exchanged as requested.  SPS shareholders making an effective election to receive stock will receive approximately 52.14099% of their merger consideration in shares of PCC common stock and 47.85901% of their merger consideration in cash, as a result of pro-ration.  Non-electing shareholders will be deemed to have elected cash for 50% of their SPS shares and stock for 50% of their SPS shares, which means that due to pro-ration, they will receive approximately 73.9295% of their merger consideration in cash and 26.0705% of their merger consideration in shares of PCC common stock.

Shareholders are expected to receive new stock certificates and/or cash within five to seven business days after the closing.  Shareholders who do not receive new stock certificates and/or cash by December 18, 2003, should contact The Bank of New York at 1-800-507-9357.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties, and assumptions that could cause actual results to differ materially from those we describe in the forward-looking statements.  The risks, uncertainties, and assumptions include the possibility that we will be unable to fully realize the benefits we anticipate from the acquisition; the challenges of achieving anticipated synergies; the possibility that we will incur costs or difficulties related to the integration of our business greater than those we expect; the ability to maintain customer relationships after the acquisition; our ability to retain and motivate key employees of both organizations; the difficulty of keeping expense growth and integration costs at modest levels while increasing revenues; the challenges of integration and restructuring associated with the acquisition; and other risks that are described from time to time in our Securities and Exchange Commission reports.

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Precision Castparts Corp.’s press releases are available on the Internet at PrimeZone Media Network’s website — http://www.PrimeZone.com or PCC’s home page at http://www.precast.com.